Exhibit 99.1

Cheryl Isen, Principal, Isen and Company
(425) 222-0779 or Cheryl@IsenandCo.com

Investor questions: Rick Lutz, LC Group
(404) 261-1196 or LCGroup@mindspring.com

LIMELIGHT MEDIA GROUP CANCELS RECAPITALIZATION PLAN
Board of Directors Determines Reverse Split and Re-Domicile Not in Interest of Shareholders

Seattle, WA September 26, 2005—The Board of Directors of Limelight Media Group, Inc. (OTCBB: LMMG) announced today that the company is canceling the planned re-incorporation and reverse stock split as detailed in a Preliminary 14c Informational Statement submitted to the SEC on August 31, 2005. The company will be withdrawing the Preliminary 14c Informational Statement within the next few days.

David V. Lott, CEO of Limelight Media Group, Inc. stated, “During our third quarter Board of Directors meeting, it was deemed in the best interest of our shareholders to cancel the company’s planned re-incorporation in Delaware and the anticipated reverse stock split.” Lott continued, “After a careful evaluation of market conditions it was determined that these elements were not necessary at this time, however the Company will continue to execute its business plan with the goal of building a leading digital media company which will help to increase the company’s market capitalization for an eventual listing on a full exchange.”

About Limelight Media Group, Inc.
Limelight Media Group, Inc., (OTCBB:: LMMG), headquartered in Seattle, Washington, is a rapidly expanding digital signage leader in the emerging out-of-home media sector, which is beginning to take center stage with advertisers. The company is growing through a consolidation strategy that includes acquiring the industries best and brightest talent and most advanced solutions to create a broad, integrated one-stop communications media company focused on digital signage and networked advertising offerings for leading brands in industries such as retail, grocery, banking, restaurants, hospitality, government and public spaces, among others. The company’s digital media solutions enable the simultaneous delivery of video content to a variety of remote audiences in real time, allowing for immediate customization of messages through a centralized network operations center. More information can be found at these websites: www.limelightmedia.com, and www.impartinc.com.

This release includes projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although the respective managements of IMPART and Limelight believe that the expectations reflected in these forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

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